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                                                                    Exhibit 4.16

                              REVOLVING DEMAND NOTE

THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY OTHER APPLICABLE SECURITIES LAWS. IT MAY NOT BE SOLD OR OTHERWISE TRANSFERRED UNDER CIRCUMSTANCES THAT WOULD RESULT IN A VIOLATION OF THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT OF 1933 OR SUCH OTHER LAWS.

$64,170,000.00                Wilmington, Delaware                 July 21, 1999

         FOR VALUE RECEIVED, the undersigned Divico, Inc. a Delaware corporation ("Maker"), promises to pay to the order of Liuco, Inc., a Delaware corporation ("Payee"), in lawful money of the United States of America, the principal sum of Sixty-Four Million One Hundred Seventy Thousand Dollars ($64,170,000.00) or if less, the aggregate outstanding principal amount of the Revolving Loans made by the Lender to the Company pursuant to this Promissory Note ("Note"). The Maker further promises to pay interest on the outstanding principal amount of the Revolving Loans from time to time in accordance with the terms of this Note.

         1. REVOLVING LOANS. The Payee agrees to make loans to the Maker (each a "Revolving Loan" and collectively the "Revolving Loans") fro time to time upon the request of the Maker, PROVIDED, that the aggregate principal amount of all Revolving Loans outstanding from time to time may not exceed One Hundred Twenty Million Dollars ($120,000,000.00). Request for revolving Loans shall be made at least three days before the requested date for advancement of the Revolving Loan and shall specify the amount of the requested Revolving Loan and the date of the requested Revolving Loan.

         2. PLACE OF PAYMENT. All payments will be made at Payee's address at 103 Foulk Road, Suite 202., Wilmington, DE 19803 or such other place as the holder hereof may from time to time appoint in writing.

         3. PAYMENT. The Principal balance of any Revolving Loan shall be due and payable in whole or in part on demand.

         4. PREPAYMENT. This Note may be prepaid in part or in full at any time without premium or penalty upon two days prior to notice.

         5. COSTS OF COLLECTION. The Maker will pay on demand all costs of collection, legal expenses and reasonable attorneys' fees incurred or paid by the Payee in collecting or enforcing this Note.

         6. INTEREST. From the date of this Note until the outstanding principle balance is repaid, interest shall accrue on the outstanding principle balance of this Note at the Prime Rate (as defined below) PLUS two percent (2%) per annum.
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         Accrued interest under this Note shall be due and payable in arrears on the last day of each March, June, September and December.

         "Prime Rate" means the rate of interest per annum as published from time to time by The Wall Street Journal on the last business day of each March, June, September and December as its prime rate in effect at its principle office in New York City; provided that from the date of issuance through December 31, 1999, the Prime Rate effect hereunder shall be 8.25%.

         If any payment hereunder is not received by Payee within (30) days after the date that the payment was due, Payee shall have the right to collect late charge of five percent (5%) of each such late installment of part thereof. Any late charge shall be due and payable immediately upon demand.

         Interest on the principle of this Note shall be calculated on the basis of the actual number of days elapsed over a year of three hundred sixty-five
(365) days.

         7. SECURITY. This Note is secured by that certain security agreement between Maker and Payee (the "Security Document") dated as of even date herewith.

         8. WAIVER. Maker and each surety, endorse guarantor, and other party now or hereafter liable for payment of this Note, severally waive demand, presentment for payment, notice of dishonor, protest, notice of protest, diligence in collecting or bringing suit against any party liable hereon, and further agree to any and all extensions, renewals, modifications, partial payments, substitutions of evidence of indebtedness, and the taking or release of any collateral with or without notice before or after demand by Payee for payment hereunder.

         9. COSTS AND ATTORNEYS' FEES. In the event this Note is placed in the hands of any attorney for collection or suit is filed hereon or if proceedings are had in bankruptcy, receivership, reorganization, or other legal or judicial proceedings for the collection hereof, Maker and any guarantor hereby jointly and severally agree to pay to Payee all expenses and costs of collection, including, but not limited to, reasonable attorneys' fees incurred in connection with any such collection, suit, or proceeding, in addition to the principal and interest then due.

         10. TIME OF ESSENCE. Time is of the essence with respect to all of Maker's obligations and agreements under this Note.

         11. JURISDICTION AND VENUE. THIS NOTE SHALL BE GOVERNED BY THE LAWS OF THE STATE OF DELAWARE, WITHOUT REGARD TO CHOICE OF LAW PRINCIPLES THEREOF, AND MAKER CONSENTS TO JURISDICTION IN THE COURTS LOCATED IN DELAWARE.

         12. NOTICE. Notice to the Maker or Payee shall be given in accordance with the notice provisions of the Security Agreement.

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         13. SUCCESSORS AND ASSIGNS. All the covenants, obligation, promises and agreements contained in this Note made by Maker shall be binding upon its successors and assigns; notwithstanding the foregoing, Maker shall not assign this Note or its performance hereunder without the prior written consent of Payee.

                                            DIVICO, INC.


                                            /s/ JASON C. LIU
                                            ------------------------------------
                                                Jason C. Liu
                                                Chief Financial Officer